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PRICING SUPPLEMENT NO. 2 DATED DECEMBER 2, 1999                   Rule 424(b)(3)
(To Prospectus and Prospectus Supplement Dated                File No. 333-61303
September 18, 1998)

                                   $50,000,000
                            Kimco Realty Corporation
                           Series B Medium-Term Notes
                   Due Nine Months or More from Date of Issue
                                Fixed Rate Notes

Interest Rate: 7.90%
Trade Date: December 2, 1999

Issue Price: 100%
Agent's Discount or Commission: $300,000
Net Proceeds to Issuer: $49,700,000

Original Issue Date: December 7, 1999
Stated Maturity Date: December 7, 2007

Interest Payment Dates (if other than April 1 and October 1): N/A

Book Entry:  /X/                    Certificated:  / /

Authorized Denomination: /X/  $1,000 and integral multiples thereof  / /  Other:
Minimum Denomination:    /X/  $1,000         / /   Other:
Specified Currency:   /X/   United States dollars      / /  Other:
Exchange Rate Agent: N/A

Redemption:  /X/  The Notes cannot be redeemed prior to maturity.
             / /  The Notes may be redeemed prior to maturity, as follows:
                    Initial Redemption Date:
                    Initial Redemption Percentage:
                    Annual Redemption Percentage Reduction:

Repayment:   /X/  The Notes cannot be repaid prior to maturity.
             / /  The Notes may be repaid prior to maturity, as follows:
                    Optional Repayment Dates:

Additional/Other Terms: None

Addendum Attached:         / /  Yes        /X/  No

Agent:   /X/  Merrill Lynch & Co.
         / /  Chase Securities Inc.
         / /  Banc One Capital Markets, Inc.
         /X/  J.P. Morgan Securities Inc.
         / /  Morgan Stanley & Co. Incorporated
         / /  Goldman, Sachs & Co.
         / /  Legg Mason Wood Walker, Incorporated
         / /  Other:

              The effective date of the final regulations regarding withholding and information rules applicable to non-U.S. Holders discussed in the Prospectus Supplement under the heading "Certain United States Federal Income Tax Considerations--Backup Withholding" has been changed. The final regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules.


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              Recently the House of Representatives and the Senate approved legislation that includes a provision that would limit a REIT's ability to own more than 10% by vote or value of the stock of another corporation. As of the date of this pricing supplement this legislation has not been enacted into law. As discussed in the Prospectus under the heading "Certain Federal Income Tax Consequences To The Company Of Its REIT Election -- Taxation of the Company as a REIT -- Asset Tests," a REIT cannot currently own more than 10% of the outstanding voting securities of any one issuer. The provision contained in the legislation approved by the House of Representatives and the Senate would allow a REIT to own any percentage of the voting stock and value of a taxable REIT subsidiary, provided all of a REIT's taxable subsidiaries do not represent more than 20% of the REIT's total assets and at least 75% of the REIT's total assets are real estate assets or other qualifying assets. Additionally, the legislation approved in the House of Representatives and in the Senate includes a provision that would prevent a taxable REIT subsidiary from deducting interest on debt funded directly or indirectly by a REIT if certain tests regarding the taxable REIT subsidiary's debt to equity ratio and interest expense were satisfied. The legislation also includes a provision that would reduce the REIT distribution requirement from 95% to 90% of a REIT's taxable income. The REIT distribution requirement is discussed in the Prospectus under the heading "Certain Federal Income Tax Consequences To The Company Of Its REIT Election - Taxation of the Company as a REIT - Annual Distribution Requirements." If this legislation is enacted in its current form, Kimco Realty Corporation may be required to restructure its interest in Kimco Realty Services, Inc. because Kimco Realty Corporation owns more than 10% of the value of Kimco Realty Services, Inc. and because Kimco Realty Corporation has loaned funds to Kimco Realty Services, Inc. Kimco Realty Corporation does not believe any such restructuring would have a material impact on its financial results or financial position. The REIT provisions contained in this legislation are generally effective for taxable years ending after December 31, 2000. In addition, the legislation includes a provision that provides transition rules to allow corporations, like Kimco Realty Services, Inc. to convert into "taxable REIT subsidiaries" tax-free. Although it is currently anticipated that the legislation approved in the House of Representatives and the Senate will be enacted in its current form, there can be no assurance that this will be the case.